Exhibit 21

SUBSIDIARIES OF HEALTHCARE SERVICES GROUP, INC.
AS OF DECEMBER 31, 2014

Entity Name	Year Formed	Jurisdiction	Description
Huntingdon Holdings Inc. ("Huntingdon")	1998	Delaware	Huntingdon invests our cash and cash equivalents and manages our portfolio of available-for-sale marketable securities.
HCSG Staff Leasing Solutions, LLC ("Staff Leasing")	2011	Pennsylvania	Staff Leasing offers professional employer organization services to clients in the health care industry.
HCSG Insurance Corp.	2014	New Jersey	HCSG Insurance Corp. is a captive insurance company which provides the Company with certain insurance-related services.
HCSG Labor Supply, LLC ("Labor Supply")	2014	Pennsylvania	Labor Supply offers personnel solutions on an indefinite basis in specific job classifications to clients in the health care industry.